                Contact:
Edward Stiften, Chief Financial Officer
David Myers, Vice President Investor Relations
(314)	702-7173
investor.relations@express-scripts.com

Express Scripts Reports Strong First Quarter Earnings
Company Raises 2007 Guidance for Both Earnings Per Share and Cash Flow

ST. LOUIS, April 23, 2007— Express Scripts, Inc. (Nasdaq: ESRX) announced first quarter net income of $133.7 million, or $0.97 per diluted share. Excluding non-recurring items that are discussed below, earnings per diluted share was $1.04, a 49 percent increase over $0.70 per diluted share for the same quarter last year.

Express Scripts reported first quarter cash flow from operations of $155.6 million compared to $41.0 million for the same quarter last year. The Company previously announced that its Board had approved an increase in the share repurchase authorization, which will enable the repurchase of up to 14.1 million shares, or $1 billion, whichever occurs first. This open-market repurchase program will begin promptly.

“I am pleased by the strong start to 2007, which reflects the dedication of our employees who are focused on serving our clients and patients,” stated George Paz, president, chief executive officer and chairman. “Express Scripts' fundamental business model continues to produce outstanding results. We have considerable room to run in saving plan sponsors and patients money through greater use of generics, home delivery and specialty pharmacy.”

First Quarter Review
Generic utilization reached a record 60.3 percent compared to 56.3 percent last year. Total adjusted claims for the quarter were 128.0 million. Retail network claims processed in the first quarter were 96.8 million, home delivery claims were 10.0 million, and Specialty and Ancillary Services (“SAAS”) claims were 1.2 million.

Adjusted gross profit for the first quarter, which excludes a $9.0 million non-recurring benefit discussed below, increased 21 percent to $417.1 million from $344.6 million last year. The increase reflects higher generic utilization and lower retail and home delivery drug purchasing costs. Adjusted gross profit per adjusted claim was a record $3.26, a 28 percent increase over $2.55 for the same quarter last year.

Adjusted operating income increased 33 percent to $244.4 million from $183.5 million last year. Operating income for the SAAS segment decreased $3.7 million sequentially from $20.1 million in the fourth quarter of 2006 to $16.4 million in the first quarter. The vast majority of this decrease was a result of the expected migration of members in Patient Assistance Programs to Medicare Part D and other discount programs.  Express Scripts believes it is well-positioned to capitalize on the growth opportunities inherent in the specialty pharmacy marketplace.

Higher generic utilization and lower retail and home delivery drug purchasing costs translated into strong EBITDA growth. Adjusted EBITDA increased 29 percent to $270.3 million from $209.3 million last year and reached a record $2.11 per adjusted claim, a 36 percent increase over $1.55 last year.

During the quarter, the Company recorded a non-recurring charge of $23.0 million representing transaction costs for the terminated proposal to acquire Caremark, net of the special dividend received on the Company’s shares of Caremark stock. A $9.0 million non-recurring benefit was also recorded during the quarter resulting from the settlement of a contractual item with a supply chain vendor. These items resulted in a net non-recurring charge of $14.0 million ($8.9 million net of tax), or $0.07 per diluted share. In addition, the Company will record a non-recurring gain of $4.3 million in the second quarter resulting from the sale of its CVS/Caremark shares in April 2007.

2007 Earnings Guidance
As a result of strong underlying trends, including lower drug purchasing costs and higher generic utilization, the increased share repurchase program, and other productivity improvements, the Company is raising its 2007 earnings guidance. Express Scripts is increasing its previous 2007 diluted earnings per share guidance from a range of $4.14 to $4.26 to a range of $4.29 to $4.41. This guidance range excludes the non-recurring items discussed above. The Company is also increasing its guidance on cash flow from operations in 2007 from a range of $700 to $800 million to $750 to $850 million.

In addition, changes to Average Wholesale Price (“AWP”) as contemplated by a settlement proposed by First DataBank may occur later than originally expected. As time has passed, the Company believes that the marketplace has gained a better understanding that if AWP is reduced, discounts off of the AWP reference price would be adjusted in order to achieve the pricing originally intended by both parties to the contract.

In assessing the risks and opportunities inherent in its forecast, the Company believes there is a potential upside of $0.14 to $0.16 per diluted share to the above earnings guidance range. The biggest item providing this upside would be the reduction of the allowance for the potential impact of the AWP settlement. This potential upside of $0.14 to $0.16 per diluted share would be realized in the second half of 2007, with the majority occurring in the fourth quarter.

Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members through thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services. The Company also distributes a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.

Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
•
uncertainties associated with our acquisitions, which include integration risks and costs, uncertainties associated with client retention and repricing of client contracts, and uncertainties associated with the operations of acquired businesses

•	costs and uncertainties of adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices
•
investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•
changes in average wholesale price (“AWP”), which could reduce prices and margins, including the impact of a proposed settlement in a class action case involving First DataBank, an AWP reporting service

•
uncertainties regarding the implementation of the Medicare Part D prescription drug benefit, including the financial impact to us to the extent that we participate in the program on a risk-bearing basis, uncertainties of client or member losses to other providers under Medicare Part D, and increased regulatory risk

•
uncertainties associated with U.S. Centers for Medicare & Medicaid’s (“CMS”) implementation of the Medicare Part B Competitive Acquisition Program (“CAP”), including the potential loss of clients/revenues to providers choosing to participate in the CAP

•	our ability to maintain growth rates, or to control operating or capital costs
•
continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•
competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•
results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies
•
the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products

•	the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network
•	the use and protection of the intellectual property we use in our business
•	our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
•	our ability to continue to develop new products, services and delivery channels
•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
•	increase in credit risk relative to our clients due to adverse economic trends
•	our ability to attract and retain qualified personnel
•	other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW
Express Scripts Reports First Quarter Earnings - Add 4

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations
	Three months ended
	March 31,
(in millions, except per share data)	2007	2006

Revenues (1)	$4,539.5	$4,380.0
Cost of revenues (1)	4,113.4	4,035.4
Gross profit	426.1	344.6
Selling, general and administrative	172.7	161.1
Operating income	253.4	183.5
Other (expense) income :
Non-operating charges, net	(23.0)	-
Undistributed loss from joint venture	(0.4)	(0.5)
Interest income	2.8	5.0
Interest expense	(22.2)	(20.5)
	(42.8)	(16.0)
Income before income taxes	210.6	167.5
Provision for income taxes	76.9	62.8
Net income	$133.7	$104.7

Basic earnings per share	$0.98	$0.71

Weighted average number of common shares
outstanding during the period - Basic EPS	135.8	146.5

Diluted earnings per share	$0.97	$0.70

Weighted average number of common shares
outstanding during the period – Diluted EPS	137.7	149.1

(1) Excludes estimated retail pharmacy co-payments of $988.2 and $1,220.8 for the three months ended March 31, 2007 and 2006, respectively. These are amounts we instructed retail pharmacies to collect from members. We have no information regarding actual co-payments collected.

Express Scripts Reports First Quarter Earnings - Add 5

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet
	March 31,	December 31,
(in millions, except share data)	2007	2006
Assets
Current assets:
Cash and cash equivalents	$207.2	$131.0
Receivables, net	1,344.5	1,334.4
Inventories	203.1	194.6
Deferred taxes	103.8	90.9
Prepaid expenses and other current assets	21.3	21.2
Total current assets	1,879.9	1,772.1
Property and equipment, net	193.1	201.4
Goodwill	2,686.0	2,686.0
Other intangible assets, net	368.5	378.4
Other assets	72.7	70.2
Total assets	$5,200.2	$5,108.1

Liabilities and Stockholders' Equity
Current liabilities:
Claims and rebates payable	$1,239.0	$1,275.7
Accounts payable	581.1	583.4
Accrued expenses	422.1	390.2
Current maturities of long-term debt	200.1	180.1
Total current liabilities	2,442.3	2,429.4
Long-term debt	1,160.4	1,270.4
Other liabilities	309.5	283.4
Total liabilities	$3,912.2	$3,983.2

Stockholders' equity:
Preferred stock, 5,000,000 shares authorized, $0.01 par value per share;
and no shares issued and outstanding	-	-
Common stock, 650,000,000 shares authorized, $0.01 par value per share;
shares issued: 159,418,000 and 159,442,000, respectively;
shares outstanding: 136,215,000 and 135,650,000, respectively	1.6	1.6
Additional paid-in capital	506.4	495.3
Accumulated other comprehensive income	12.3	11.9
Retained earnings	2,150.8	2,017.3
	2,671.1	2,526.1
Common stock in treasury at cost, 23,203,000 and
23,792,000 shares, respectively	(1,383.1)	(1,401.2)
Total stockholders' equity	1,288.0	1,124.9
Total liabilities and stockholders' equity	$5,200.2	$5,108.1

Express Scripts Reports First Quarter Earnings - Add 6

EXPRESS SCRIPTS, INC.
Unaudited Condensed Consolidated Statement of Cash Flows
	Three months ended
	March 31,
(in millions)	2007	2006

Cash flow from operating activities:
Net income	$133.7	$104.7
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	25.9	25.8
Non-cash adjustments to net income	5.7	12.6
Changes in operating assets and liabilities:
Claims and rebates payable	(36.8)	(147.6)
Other net changes in operating assets and liabilities	27.1	45.5
Net cash provided by operating activities	155.6	41.0

Cash flows from investing activities:
Purchases of property and equipment	(8.7)	(8.7)
Other	(0.4)	0.2
Net cash used in investing activities	(9.1)	(8.5)

Cash flows from financing activities:
Repayment of long-term debt	(40.0)	(40.0)
Repayments of revolving credit line, net	(50.0)	-
Tax benefit relating to employee stock compensation	6.7	21.9
Net proceeds from employee stock plans	13.0	17.5
Other	-	(0.4)
Net cash used in financing activities	(70.3)	(1.0)

Effect of foreign currency translation adjustment	-	-

Net increase in cash and cash equivalents	76.2	31.5
Cash and cash equivalents at beginning of period	131.0	477.9
Cash and cash equivalents at end of period	$207.2	$509.4

Express Scripts Reports First Quarter Earnings - Add 7
(in millions, except per claim, per share and ratio data)
EXPRESS SCRIPTS, INC.
Table 1
Unaudited Operating Statistics
	3 months	3 months	3 months	3 months	3 months
	ended	ended	ended	ended	ended
	03/31/2007	12/31/2006	09/30/2006	06/30/2006	03/31/2006

Revenues
PBM (1)	3,608.9	3,626.3	3,465.1	3,528.4	3,506.6
SAAS	930.6	902.4	865.1	892.7	873.4
Total consolidated revenues	4,539.5	4,528.7	4,330.2	4,421.1	4,380.0

Claims Detail
Network (2)	96.8	97.8	93.2	96.9	102.4
Home delivery	10.0	10.3	10.2	10.4	10.3
Total PBM claims	106.8	108.1	103.4	107.3	112.7
Adjusted PBM claims (3)	126.8	128.7	123.8	128.1	133.3
SAAS claims (4)	1.2	1.3	1.3	1.5	1.6
Total adjusted claims (5)	128.0	130.0	125.1	129.6	134.9

Per Adjusted Claim
Adjusted Gross profit	$3.26	$3.19	$2.99	$2.81	$2.55
Adjusted EBITDA (6)	$2.11	$2.06	$1.84	$1.69	$1.55

Selected Ratio Analysis
Table 2
	As of	As of	As of	As of	As of
	03/31/2007	12/31/2006	09/30/2006	06/30/2006	03/31/2006

Debt to EBITDA ratio (7)	1.4x	1.6x	1.9x	2.1x	1.9x
EBITDA interest coverage (8)	10.2x	9.7x	9.4x	11.5x	14.7x
Operating cash flow interest coverage (9)	7.9x	6.9x	6.6x	9.3x	13.2x
Debt to capitalization (10)	51.5%	56.3%	62.7%	62.4%	47.6%

See Notes to Unaudited Operating Statistics and Selected Ratio Analysis

Unaudited Earnings Excluding Non-recurring Items
Table 3
	3 months	3 months
	ended	ended
	03/31/2007	03/31/2006

Reported income before taxes	$210.6	$167.5
Transaction costs for terminated proposal to acquire Caremark,
less special dividend received on Caremark stock	23.0
Settlement of contractual item with supply chain vendor	(9.0)	-
Income before taxes excluding net non-recurring charges	224.6	167.5

Adjusted provision for income taxes	82.0	62.8

Net income excluding net non-recurring charges	$142.6	$104.7

Weighted average number of shares
outstanding during period - diluted	137.7	149.1

Diluted earnings per share excluding
net charges	$1.04	$0.70

Diluted earnings per share as reported	0.97	0.70

Impact of non-recurring items	$(0.07)	$-
The Company is providing diluted earnings per share excluding the impact of certain charges in order to compare the underlying financial performance to prior periods.

Earnings Guidance Forecast Excluding Non-recurring Items
Table 4
	For the year ended
	December 31, 2007

Earnings guidance range, including net non-recurring charges	$4.22	to	$4.34

Impact of non-recurring items per Table 3	0.07		0.07

Earnings guidance range, excluding net non-recurring charges	$4.29	to	$4.41

Calculation of Adjusted Gross Profit, Operating Income, and EBITDA
Table 5
3 months
ended
03/31/2007
Gross Profit, as reported	$426.1
Non-recurring benefit-settlement of contractual item with supply chain vendor	(9.0)
Adjusted Gross Profit	$417.1

Operating Income, as reported	$253.4
Non-recurring benefit-settlement of contractual item with supply chain vendor	(9.0)
Adjusted Operating Income	$244.4

EBITDA, as reported	$279.3
Non-recurring benefit-settlement of contractual item with supply chain vendor	(9.0)
Adjusted EBITDA	$270.3

The Company is providing adjusted gross profit, operating income and EBITDA excluding the impact of non-recurring items in order tocompare the underlying financial performance to prior periods.

Express Scripts Reports First Quarter Earnings - Add 8

EXPRESS SCRIPTS, INC.

Notes to Unaudited Operating Statistics and Selected Ratio Analysis
(in millions)

(1) We have reclassified certain amounts deemed immaterial between PBM revenue and PBM cost of revenue. There is no effect on Consolidated Gross Profit.

(2) Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

(3) PBM adjusted claims represent network claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims. Adjusted claims calculated from the table may differ due to rounding.

(4) Specialty and Ancillary Services (SAAS) claims represent the distribution of pharmaceuticals through Patient Assistance Programs and the distribution of pharmaceuticals where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network. They also represent the distribution of specialty drugs through our CuraScript subsidiary.

(5) Total adjusted claims includes PBM adjusted claims plus SAAS claims.

(6) The following is a reconciliation of EBITDA to net income and to net cash provided by operating activities as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles:

	3 months ended March 31,
	2007	2006
Net income	$133.7	$104.7
Income taxes	76.9	62.8
Depreciation and amortization *	25.9	25.8
Interest expense, net	19.4	15.5
Undistributed loss from joint venture	0.4	0.5
Non-operating charges, net	23.0	-
EBITDA	279.3	209.3
Current income taxes	(83.5)	(61.5)
Interest expense less amortization	(18.9)	(15.0)
Undistributed loss from joint venture	(0.4)	(0.5)
Non-operating charges, net	(23.0)
Other adjustments to reconcile net income
to net cash provided by operating activities	2.1	(91.3)
Net cash provided by operating activities	$155.6	$41.0

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:
Gross profit	9.0	9.1
Selling, general and administrative	16.9	16.7
	25.9	25.8

(7) Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.

(8) Represents EBITDA for the twelve months ended divided by interest expense for the twelve months ended.

(9) Represents Operating Cash Flow for the twelve months ended divided by interest expense for the twelve months ended.

(10) Represents debt divided by the total of debt and stockholders equity.